Exhibit 10.21

Description of Certain Compensatory Arrangements

Executive Compensation

Varian Medical Systems, Inc. (the “Company”) does not have a written employment agreement with any of its executive officers. The annual base salary for calendar year 2013 for each of the Company’s Principal Executive Officer, Principal Financial Officer, and certain executive officers (the “executive officers”) is as follows:

Name	Base Salary
Dow R. Wilson, President and Chief Executive Officer	$900,000
Elisha W. Finney, Executive Vice President, Finance and Chief Financial Officer	$573,735
Kolleen T. Kennedy, Senior Vice President and President, Oncology Systems	$550,066
Robert H. Kluge, Senior Vice President and President, X-ray Products	$463,316
John W. Kuo, Senior Vice President, General Counsel and Corporate Secretary	$417,027

On November 9, 2012, the Compensation and Management Development Committee (the “Compensation Committee”) set the performance goals for fiscal year 2013 under the Company’s Management Incentive Plan (“MIP”) for the executive officers. The annual cash incentives under the MIP for the Company’s Section 16 executives, including the executive officers, are intended to comply with the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code. For fiscal year 2013, the Compensation Committee established a pool of funds equal to one and one-quarter percent (1.25%) of the Company’s fiscal year 2013 earnings before interest and taxes (“EBIT”) results (the “MIP Bonus Pool”) to be available for annual cash incentives under the MIP to this group. The Compensation Committee has discretion to pay each of these executive officers less than their corresponding share of the MIP Bonus Pool. Such discretion shall be exercised by the Compensation Committee based on the achievement of the following performance goals in fiscal year 2013 over fiscal year 2013 and any other factors determined by the Compensation Committee in its sole discretion. In the case of Mr. Wilson, Ms. Finney and Mr. Kuo, payments under the MIP will be based 40% on EBIT growth for the Company as a whole, 20% on revenue growth for the Company as a whole, 20% on net orders growth for the Company as a whole, and 20% on the executive officer’s individual performance and such other factors determined by the Compensation Committee in its sole discretion. In the case of Ms. Kennedy, payment under the MIP will be based 20% on EBIT growth for the Company as a whole, 10% on revenue growth for the Company as a whole, 10% on net orders growth for the Company as a whole, 20% on EBIT growth for the Oncology Systems business segment, 10% on revenue growth for the Oncology Systems business segment, 10% on net orders growth for the Oncology Systems business segment, and 20% on her individual performance and such other factors determined by the Compensation Committee in its sole discretion. In the case of Mr. Kluge, payment under the MIP will be based 20% on EBIT growth for the Company as a whole, 10% on revenue growth for the Company as a whole, 10% on net orders growth for the Company as a whole, 20% on EBIT growth for the X-ray Products business segment, 10% on revenue growth for the X-ray Products business segment, 10% on net orders growth for the X-ray Products business segment, and 20% on his individual performance and such other factors determined by the Compensation Committee in its sole discretion. Payment under the MIP to the executive officers may vary from $0 to the maximum of the lesser of two times the target participation level or a specified percentage of the MIP Bonus Pool based upon achievement under the performance goals described above.

Set forth below are payout levels for each executive officer if the target and maximum levels under the MIP are achieved:

Name	Target	Maximum (the lesser of the following)
	As a %of base salary	As a % of base salary	As a % of MIP Bonus Pool
Dow R. Wilson	113%	226%	37%
Elisha W. Finney	83%	166%	17%
Kolleen T. Kennedy	83%	166%	17%
Robert H. Kluge	78%	156%	13%
John W. Kuo	68%	136%	10%

These executive officers have also been extended certain perquisites, such as use of a leased automobile under the Company’s Executive Car Program. Under the Executive Car Program, the Company provides a leased vehicle costing up to $82,000 for the Chief Executive Officer and leased vehicles costing up to $68,000 for the other executive officers. Insurance, maintenance expenses and fuel costs are also included in the Executive Car Program. Participants have an option to purchase the car at the end of its three-year lease period or upon retirement at the lower of its depreciated book value or its fair market value (based on the Kelley Blue Book Auto Market Report wholesale value).

The Company does not permit its executive officers to use the Company’s fractionally owned aircraft for purely personal trips. However, the Company allows and includes in an executive officer’s compensation, as applicable, aircraft use attributable to permitted spousal use of the fractionally owned aircraft for business purposes and spousal travel on commercial airplanes deemed valuable and appropriate for business purposes.

The Company reimburses executive officers and non-executive officers for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and unlimited for the Chief Executive Officer). The Company also reimburses certain individuals, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $4,000 per year).

Additionally, for the benefit of the executive officers, the Company also provides a Company supplemental contribution match representing retirement contributions which could not be contributed to the executive officers’ qualified retirement accounts due to Internal Revenue Code limitations. The Company also permits executive officers to participate in the Company’s Deferred Compensation Plan, under which they may defer up to 50% of their base salaries and up to 100% of their cash incentives, and in compensation and benefit programs generally available to all other U.S. employees, such as the Company’s Employee Stock Purchase Plan, 401(k) Retirement Program and supplemental life and disability insurance programs. Commencing in fiscal year 2013, the executive officers will not be eligible to participate in the Company’s Employee Incentive Plan.

Compensation of Directors

Annual Cash Compensation.    Each non-employee director receives an annual retainer of $45,000, except that the lead director receives an annual retainer of $60,000, or in the case of a new director or lead director a pro-rata portion thereof. The chairs of the Compensation and Management Development

Committee and the Nominating and Corporate Governance Committee also receive an additional $10,000 annual retainer for serving in these positions, and the chair of the Audit Committee receives an additional $15,000. Each non-employee director also receives $2,000 for each Board meeting attended ($1,000 if the Board meeting was an in-person meeting and the director attended by telephone or video conference), and $1,500 for each committee meeting attended ($750 if the committee meeting was an in-person meeting and the director attended by telephone or video conference). Directors who are employees receive no compensation for their services as directors. All directors, however, receive reimbursement for out-of-pocket expenses of the directors’ associated with attending Board and committee meetings and for expenses related to directors’ continuing education programs. Non-employee directors may elect to receive cash compensation as full-value shares of the Company’s common stock, at a value equal to the fair market value of the Company’s common stock on the date that the foregone cash compensation otherwise would have been paid. Directors may alternatively elect to defer their retainer and/or meeting fees under the Company’s Deferred Compensation Plan, subject to the restrictions of applicable tax laws.

Equity Compensation. New non-employee directors do not receive initial equity awards, but each continuing non-employee director receives an annual grant of non-qualified stock options to purchase 5,000 shares of common stock at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of the Company’s common stock on the date of grant and an annual grant of Deferred Stock Units having a fair market value on the date of grant of $100,000, based on the fair market value of the Company’s common stock on the date of grant (typically the date after the Company’s annual meeting of stockholders).

Compensation for Levy as a Non-Executive Employee

In his role as a non-executive employee of the Company (and in addition to his responsibilities as Chairman of the Board), Dr. Levy provides on-going advice and counsel to the management of the Company on strategic business and technological matters, and is involved with investor groups and key customers. In connection with this non-executive employee role, Dr. Levy receives the following compensation:

•	base salary at a rate of $160,000 per annum;

•	provision of a leased office space;

•	provision of an administrator; and

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eligibility for the Corporation’s non-executive employee health and welfare benefit plans, subject to his election and contributions towards those benefit plans, as well as the Employee Incentive Plan.

Dr. Levy is not eligible to participate in the Company’s Management Incentive Plan and in any executive perquisite programs, including the Executive Car Program and reimbursement for executive physicals. He is also not eligible for equity awards, paid personal leave accrual or for any supplemental retirement contributions in excess of the Company’s matching contributions under the Varian Medical Systems, Inc. Retirement Plan (the Company’s 401(k) Plan). He does not receive any separate compensation for his duties serving on the Board. He receives the same reimbursement of expenses as do all other employees.

Compensation for Guertin as a Non-Executive Employee

Effective at the end of fiscal year 2012, Mr. Guertin stepped down as the Company’s President and CEO. He became our Vice Chairman, effective as of September 29, 2012. Mr. Guertin will continue as a non-executive employee of the Company until his retirement in February 2013. In his new role as a non-executive employee of the Company (and in addition to his responsibilities as Vice Chairman of the Board), Mr. Guertin will provide on-going advice and counsel to our management on strategic business and technological matters, will continue to be involved with industry and investor groups and key customers, and will provide transitional support. As a non-executive employee, Mr. Guertin will receive a base salary of $952,711 per year. He will also participate in the MIP at a “target” participation level of 115% of annual salary in fiscal year 2013 and in the EIP, with any payouts based on fiscal year 2013 results and to be prorated up to Mr. Guertin’s retirement date. He will further be entitled to participate in the DCP, including being eligible to receive Company Supplemental Contributions. In addition he will receive the following perquisites: (a) reimbursement for up to $4,000 for annual medical examinations in January and February 2013 (plus up to $4,000 not to date reimbursed in calendar year 2012); (b) reimbursement for financial planning advice, estate planning advice, tax planning advice and/or tax return preparation (no dollar limit); and (c) benefits equivalent to those offered under our Executive Car Program (subject to a vehicle purchase price limit of $82,000 and including the option to purchase the vehicle following his retirement). We will also provide him with leased offsite office space at a fair market value not to exceed $7,000 per month and a part-time administrator. Mr. Guertin will also be eligible to participate in compensation and benefit programs generally available to all other U.S. employees, 401(k) retirement plan and medical, dental, supplemental life and disability insurance programs, subject to his election and contributions towards those benefit programs, and receives the same reimbursement of expenses as do all other employees. Mr. Guertin will not be eligible for the grant of equity awards in his capacity as an employee in fiscal year 2013. Mr. Guertin does not receive any separate compensation for his duties serving on the Board. After Mr. Guertin retires, he will receive the same compensation as our other non-employee directors.